For Immediate Release


Contact:          Hannah Burns      (212) 272-2395
                  Maura Gaenzle     (212) 272-4445
                  Ellen Glickman    (212) 272-8188


                         THE BEAR STEARNS COMPANIES INC.
                             TO REDEEM THE COMPANY'S
                   7.60% CUMULATIVE PREFERRED STOCK, SERIES C

New York, New York -- June 10, 1998 -- The Bear Stearns Companies Inc.
(NYSE: BSC) today announced that it will redeem the Depositary Shares representing fractional interests in the 7.60% Cumulative Preferred Stock, Series C of The Bear Stearns Companies Inc., liquidation preference of $25.00 per Depositary Share, CUSIP number 073902603.
         The shares being redeemed constitute all of the 4,000,000 outstanding Depositary Shares, each representing a one-eighth interest in a share of The Bear Stearns Companies Inc. 7.60% Cumulative Preferred Stock, Series C. All of the outstanding shares of the underlying Preferred Stock will be simultaneously redeemed as well.
         The redemption price will become due and payable on July 15, 1998, the redemption date. Dividends on the Depositary Shares and Preferred Stock will cease to accrue from and after the redemption date.
         The redemption price will be $25.00 per Depositary Share. The Bear Stearns Companies Inc. previously declared dividends of $0.4750 per Depositary Share, payable separately from the redemption, on July 15, 1998 to holders of record on June 30, 1998.

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         In order to receive payment of the redemption price, a holder must send the Depositary Receipts representing the Depositary Shares with the Letter of Transmittal, duly completed and signed, together with any required evidences of authority, to:

         CHASEMELLON SHAREHOLDER SERVICES, L.L.C., AS DEPOSITARY

         By mail:          ChaseMellon Shareholder Services, L.L.C.
                           Post Office Box 3302
                           South Hackensack, New Jersey  07606
                           Attention:  Reorganization Department

         By hand:          ChaseMellon Shareholder Services, L.L.C.
                           120 Broadway, 13th Floor
                           New York, New York  10271
                           Attention:  Reorganization Department

         By overnight
         delivery:         ChaseMellon Shareholder Services, L.L.C.
                           85 Challenger Road -- Mail Drop-Reorg
                           Ridgefield Park, New Jersey  07660
                           Attention:  Reorganization Department

     For information call (800) 777-3674, 9:00 a.m. - 6:00 p.m. Eastern Time.

         The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm. With approximately $16.3 billion in total capital, Bear Stearns serves governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has approximately 9,100 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los

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Angeles and San  Francisco;  and an  international  presence in Beijing,  Buenos
Aires, Dublin, Geneva, Hong Kong, London, Lugano, Paris, Sao Paulo, Shanghai, Singapore and Tokyo.



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